NEWS RELEASE
For release on or after: February 8, 2006
For additional information, please contact:
“At the Heart of What Drives Your World.”	Dave Barta	Ken Kaplan
	Chief Financial Officer	Treasurer & Secretary
	608-364-8808, ext. 106	608-364-8808, ext. 104

REGAL-BELOIT FOURTH QUARTER EARNINGS PER SHARE
INCREASE 125%
Fourth Quarter and Year 2005 Net Sales, Net Income and EPS reach record levels

February 8, 2006 (Beloit, WI): REGAL-BELOIT CORPORATION (NYSE:RBC) today reported continued strong increases in net sales and earnings for the fourth quarter ended December 31, 2005. Net sales increased 69.5% to $376.2 million from $221.9 million in the fourth quarter of 2004. Net income increased 190.0% to $20.3 million as compared to $7.0 million in the comparable period of 2004. Diluted earnings per share increased 125% to $.63 compared to $.28 for the fourth quarter of 2004.

Incremental sales attributable to the HVAC motor and capacitor acquisitions completed on December 31, 2004 were $137.4 million in the quarter ended December 31, 2005. In the Electrical segment, sales increased 90.4% primarily driven by the HVAC business. Sales of generators and industrial motors were also very strong. Sales in the Mechanical segment increased modestly reflecting, in part, the impact of the sale of the Illinois Gear business in May 2005 that reduced segment sales by approximately $ 2.0 million for the quarter.

The gross profit margin for the fourth quarter of 2005 was 22.8%, which was an increase over the third quarter of 2005 and 250 basis points above the gross profit margin in the fourth quarter of 2004. Income from operations was $38.3 million or 10.2% of sales, a 194.6% increase over the $13.0 million or 5.9% of sales reported for the fourth quarter of 2004. Net income in the fourth quarter of 2005 was $20.3 million, a 190% increase from $7.0 million reported in the fourth quarter of 2004.

The Company’s total debt decreased to $412.0 million at the end of the fourth quarter of 2005 from $449.5 million at the end of the third quarter of 2005. The reduction in debt was due to a strong operating cash flow as well as the proceeds of $5.3 million from the sale of the Anaheim, California facility.

For the full year ended December 31, 2005, net sales increased 89% to $1.429 billion from $756.6 million in 2004. Incremental sales for the businesses acquired from General Electric in 2004 were $615 million. The sales decrease attributable to the sale of the Illinois Gear business was approximately $5.0 million. Net income for fiscal 2005 was $69.6 million, a 129% increase from $30.4 million reported for fiscal 2004. Diluted earnings per share were $2.25, an increase of 84% over the $1.22 reported in 2004.

“We are extremely pleased with our accomplishments in 2005 and excited about our prospects looking forward into 2006,” said Henry W. Knueppel, CEO. “The businesses we acquired in 2004 from General Electric performed above our optimistic expectations and our legacy electrical businesses recorded impressive improvements in the fourth quarter. Even in the face of escalating commodity prices, we were able to deliver upon our financial commitments by accelerating productivity efforts and introducing innovative new products across nearly all segments of our business.”

“As we look into 2006, we continue to see a positive sales environment, despite the inventory increases in the HVAC channel that occurred in the fourth quarter of 2005. We are projecting first quarter diluted earnings per share to be in the range of $.62 to $.68 per share. Moving into the future, we expect the continued execution of our strategic initiatives: Innovation, Lean Six Sigma, Globalization, Digitization and Customer Centricity, will continue to drive operating margins and ROIC toward our previously stated goals.”

REGAL-BELOIT will be holding a telephone conference call pertaining to this news release at 1:00 PM CST (2:00 PM EST) on Wednesday, February 8, 2006. Interested parties should call 866-868-1109, access code 13843949. A replay of the call will be available through February 17, 2006 at 877-213-9653, access code 13843949.

REGAL-BELOIT CORPORATION is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout North America, and in Mexico, Europe and Asia.

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: unexpected issues and costs arising from the integration of acquired companies and businesses, such as our recent acquisitions of the HVAC motors and capacitors businesses and the Commercial AC motors business from General Electric Company; marketplace acceptance of our recent acquisitions, including the loss of, or a decline in business from, any significant customers; unanticipated fluctuations in commodity prices and raw material costs and issues affecting our ability to pass increased costs on to our customers; cyclical downturns affecting the markets for capital goods; substantial increases in interest rates that impact the cost of our outstanding debt; the impact of capital market transactions that the Company may effect; unanticipated costs associated with litigation matters; the success of our management in increasing sales and maintaining or improving the operating margins of our businesses; actions taken by our competitors; difficulties in staffing and managing foreign operations; our ability to satisfy various covenant requirements under our credit facility; and other risks and uncertainties described from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818

STATEMENTS OF INCOME
In Thousands of Dollars
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net Sales	$376,222	$221,933	$1,428,707	$756,557

Cost of Sales	290,300	176,845	1,117,943	589,497

Gross Profit	85,922	45,088	310,764	167,060

Operating Expenses	47,632	32,135	176,192	111,898

Income From Operations	38,290	12,953	134,572	55,162

Interest Expense	5,037	2,229	22,090	6,787

Interest Income	57	96	442	183

Income Before Taxes & Minority Interest	33,310	10,820	112,924	48,558

Provision For Income Taxes	11,421	2,732	39,829	15,728

Income Before Minority Interest	21,889	8,088	73,095	32,830

Minority Interest in Income, Net of Tax	1,580	1,069	3,538	2,395

Net Income	$20,309	$7,019	$69,557	$30,435

Per Share of Common Stock:

Earnings Per Share	$.66	$.29	$2.34	$1.24

Earnings Per Share - Assuming Dilution	$.63	$.28	$2.25	$1.22

Cash Dividends Declared	$.13	$.12	$.51	$.48

Average Number of Shares Outstanding	30,644,045	24,463,251	29,675,206	24,602,868

Average Number of Shares - Assuming Dilution	32,316,793	24,936,956	30,878,981	24,904,287

Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818

CONDENSED BALANCE SHEETS
In Thousands of Dollars

ASSETS	(Unaudited)	(Audited)
Current Assets:	Dec. 31, 2005	Dec. 31, 2004

Cash and Cash Equivalents	$32,747	$31,275

Receivables and Other Current Assets	230,217	196,828

Inventories	224,316	246,816

Total Current Assets	487,280	474,919

Net Property, Plant and Equipment	244,329	253,673

Goodwill	546,168	544,440

Purchased Intangible Assets, Net	45,674	52,058

Other Noncurrent Assets	19,103	26,962

Total Assets	$1,342,554	$1,352,052

Liabilities and Shareholders’ Investment

Current Liabilities	$218,791	$195,209

Long-Term Debt	386,332	547,350

Other Noncurrent Liabilities	89,435	71,314

Shareholders’ Investment	647,996	538,179

Total Liabilities and Shareholders’ Investment	$1,342,554	$1,352,052

SEGMENT INFORMATION
In Thousands of Dollars
	(Unaudited)
	Mechanical Segment				Electrical Segment
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Net Sales	$51,546	$51,431	$201,011	$199,590	$324,676	$170,502	$1,227,696	$556,967
Income from Operations	$5,109	$4,065	$16,044	$15,720	$33,181	$8,888	$118,528	$39,442

Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818

REGAL-BELOIT CORPORATION

	(unaudited)
	3 Months Ended		12 Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
In thousands of dollars

Net Sales	$376,222	$221,933	$1,428,707	$756,557
Net Income	$20,309	$7,019	$69,557	$30,435

Per Share of Common Stock:
Earnings Per Share	$.66	$.29	$2.34	$1.24

Earnings Per Share-Assuming Dilution	$.63	$.28	$2.25	$1.22

Average Number of Shares Outstanding	30,644,045	24,463,251	29,675,206	24,602,868

Average Number of Shares-Assuming Dilution	32,316,793	24,936,956	30,678,981	24,904,287